UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CARE.COM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARE.COM, INC.
77 Fourth Avenue, 5th Floor
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2017

To the Stockholders of Care.com, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders, or the Annual Meeting, of Care.com, Inc., a Delaware corporation, or the Company, will be held on Wednesday, May 24, 2017, at 10:00 a.m. local time, at 77 Fourth Avenue, Lower Level conference room, Waltham, Massachusetts 02451, for the following purposes:

1.	To elect two Class I directors to hold office until the 2020 annual meeting of stockholders or until their successors are elected;

2.
To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 30, 2017;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on April 3, 2017 can vote at this meeting or any adjournments that take place.
The Company’s Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.
For this year’s Annual Meeting, we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. We believe this will allow us to provide you with the information you need in a manner that is convenient and familiar to you, while also helping us lower our costs to deliver these materials and reduce the environmental impact of our Annual Meeting.
Stockholders may receive directions to attend the meeting in person by calling (781) 795-7244.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU HAVE RECEIVED YOUR PROXY MATERIALS BY MAIL, COMPLETE, SIGN AND DATE THE PROXY CARD OR VOTING INSTRUCTION CARD YOU RECEIVED AND RETURN IT AS SOON AS POSSIBLE IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF THE RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

Waltham, Massachusetts April 12, 2017	Diane M. Musi General Counsel and Corporate Secretary

CARE.COM, INC.
77 Fourth Avenue
5th Floor
Waltham, Massachusetts 02451
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
May 24, 2017
 You are viewing or have received these proxy materials because the Board of Directors, or the Board, of Care.com, Inc. is soliciting your proxy to vote at the Care.com, Inc. 2017 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 24, 2017, at 10:00 a.m. local time, at 77 Fourth Avenue, Lower Level conference room, Waltham, Massachusetts 02451. Except where the context otherwise requires, references to “Care.com,” “the Company,” “we,” “us,” “our,” and similar terms refer to Care.com, Inc.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card or Voting Instruction Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
On or about April 12, 2017, we mailed to our stockholders of record as of April 3, 2017, or the Record Date, a Notice of Internet Availability of Proxy Materials, or the Internet Notice, containing instructions on how to access this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016, which, constitutes our 2016 Annual Report to Stockholders, or the 2016 Annual Report, and how to vote online. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Internet Notice so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. Our Annual Report on Form 10-K is also available in the “Financial Information - SEC Filings” section of our website at investors.care.com. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2016 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
There are two classes of voting securities of Care.com: shares of common stock, $0.001 par value per share, or the common stock, of which there were 29,383,277 shares outstanding as of the Record Date (excluding any treasury shares), and shares of Convertible Preferred Stock, Series A, or the preferred stock. Pursuant to the Certificate of Designations of the Company dated June 29, 2016, the holders of the preferred stock are entitled to cast a number of votes equal to the number of shares of common stock into which such shares of preferred stock are convertible, or 4,598,398 shares as of the Record Date. Thus, there were 33,981,675 shares entitled to vote, as a single class, as of the Record Date. We need the holders of a majority of the voting power of the shares entitled to vote at the meeting, comprised of common stock issued and outstanding and entitled to vote and the issued and outstanding preferred stock on an as-converted basis, present in person or represented by proxy, to establish a quorum for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING
Why am I receiving these materials?
You are viewing or have received these proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions on the Internet Notice to submit your proxy over the Internet or complete, sign and return the Proxy Card you received.
We intend to mail the Internet Notice on or about April 12, 2017 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 33,981,675 shares entitled to vote, comprised of common stock issued and outstanding and entitled to vote and the issued and outstanding preferred stock on an as-converted basis.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, or AST, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to follow the instructions on the Internet Notice or fill out and return the Proxy Card you received to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Internet Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.
What am I being asked to vote on?
You are being asked to vote on two (2) proposals:

•	Proposal No. 1—the election of two Class I directors to hold office until our 2020 Annual Meeting of Stockholders; and

•	Proposal No. 2—the ratification of the selection, by the audit committee of our Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 30, 2017.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify or abstain from voting.

•	For Proposal 2, you may either vote “FOR” or “AGAINST” or abstain from voting.
Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or by using the Proxy Card you received if you received your proxy materials by mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	Voting over the Internet: To vote by proxy over the Internet, follow the instructions provided on the Internet Notice or Proxy Card.

•	Voting in Person: To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
Voting by Mail: If you received your proxy materials by mail, to vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares as you direct.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received instructions on how to vote from that organization rather than from us. Simply follow the instructions provided to you to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
AST has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Elections. If you are a stockholder of record, your online vote or executed Proxy Card will be submitted directly to AST for tabulation. As noted above, if you hold your shares through a broker, your broker will return one Proxy Card to AST on behalf of all its clients.

How are votes counted?
Votes will be counted by the Inspector of Elections, who will separately count “For” and (with respect to Proposal 2) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Elections will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions on the Internet Notice provided to you by the institution that holds your shares regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non‑routine” items. See below for more information under the captions “What are ‘broker non-votes?’” and “Which ballot measures are considered ‘routine’ and ‘non-routine’?”
What are “broker non-votes?”
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
Which ballot measures are considered “routine” or “non-routine?”
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 30, 2017 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.
How many votes are needed to approve the proposal?
With respect to Proposal No. 1, the election of directors, the two Class I director nominees receiving the highest number of votes will be elected. Only votes “For” or “Withheld” will affect the outcome of this proposal.
With respect to Proposal No. 2, the affirmative vote of a majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
What if I return a Proxy Card but do not make specific choices?
If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to mailed Internet Notices and proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one Internet Notice or set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either follow the voting procedures on each of the Internet Notices you receive or sign and return all of the Proxy Cards you receive.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
When are stockholder proposals due for next year’s annual meeting of stockholders?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2017, to our Corporate Secretary at Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451; provided that if the date of the annual meeting is more than 30 days from May 24, 2018, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the shareholder proposal procedures of the Securities and Exchange Commission, or the SEC, or to nominate a director, you must do so between January 24, 2018 and February 23, 2018; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 24, 2018, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the shares entitled to vote in the meeting, comprised of common stock issued and outstanding and entitled to vote and the issued and outstanding preferred stock on an as-converted basis, are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 33,981,675 shares entitled to vote. Accordingly, 16,990,838 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
We will announce voting results by filing a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K with the SEC within four business days after the day the final results are available.
Implications of being an “emerging growth company.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the Company’s executive compensation arrangements and do not require us to hold non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors, or the Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
The Board currently consists of seven directors, divided into the three classes:
Class I directors: Sheila Lirio Marcelo and I. Duncan Robertson, whose current terms will expire at the Annual Meeting;
Class II directors: Tony Florence, J. Sanford Miller and Joanna Rees, whose current terms will expire at the annual meeting of stockholders to be held in 2018; and
Class III directors: Chet Kapoor and Laela Sturdy, whose current terms will expire at the annual meeting of stockholders to be held in 2019.
Sheila Lirio Marcelo and I. Duncan Robertson have been nominated to serve as Class I directors and have agreed to stand for reelection. Each director to be elected will hold office from the date of his or her election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two Class I director nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re‑election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position(s)/office(s) held within the Company as of the date of this Proxy Statement:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors, whose terms expire at the Annual Meeting
Sheila Lirio Marcelo(1)	46	Founder, President, Chief Executive Officer and Director	2006
I. Duncan Robertson(2)	50	Director	2014
Class II Directors, whose terms expire at the 2018 Annual Meeting of Stockholders
Tony Florence(2)(3)(4)	48	Director	2010
J. Sanford Miller(2)(4)	67	Director	2012
Joanna Rees	55	Director	2016
Class III Directors, whose terms expire at the 2019 Annual Meeting of Stockholders
Chet Kapoor(3)	42	Director	2016
Laela Sturdy(4)	39	Director	2016

(1)    Chairman of the Board
(2)    Member of the audit committee
(3)    Member of the compensation committee
(4)    Member of the nominating and corporate governance committee

Set forth below is biographical information, as of the date of this Proxy Statement, for the Class I director nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders
Sheila Lirio Marcelo is our founder and has served as our President and Chief Executive Officer and a director since October 2006. Ms. Marcelo has served as the chairwoman of the Board since October 2011. Prior to founding Care.com in 2006, Ms. Marcelo was an Entrepreneur-in-Residence at Matrix Partners, a venture capital firm, for six months. From 2005 to the beginning of 2006, Ms. Marcelo served as Vice President and General Manager of TheLadders.com, an online job matching service. Before joining TheLadders.com, Ms. Marcelo spent five years at Upromise, Inc., an online service that helps families save for college, where she held various executive positions, including Vice President, Product Management and Marketing. Earlier in her career, Ms. Marcelo was a consultant for Monitor Group and Pyramid Research, and she began her career as an analyst at Putnam, Hayes & Bartlett. Ms. Marcelo graduated from Mount Holyoke College with a degree in economics and received her M.B.A. and J.D. from Harvard University. We believe Ms. Marcelo is qualified to serve on the Board due to the perspective, leadership and operational experience she brings as our Chief Executive Officer, as well as the vision and continuity she brings as our founder.
I. Duncan Robertson has served as a member of the Board since November 2014. Mr. Robertson serves as Chief Financial Officer of Paxion Capital, LP, an investment fund, which he joined in June 2015. Previously, Mr. Robertson served as chief financial officer of OpenTable, Inc., a provider of online restaurant reservations, from August 2011 to October 2014. Mr. Robertson served as chief financial officer of SnapStick, Inc., a mobile application software company, from May 2010 to July 2011. Prior to SnapStick, Mr. Robertson served as chief financial officer of Aricent Inc., a technology services company, from June 2005 to June 2009, and as vice president finance and investor relations at Flextronics, Inc., an electronic manufacturing services provider, from October 2001 to June 2005. Mr. Robertson is a member of the Board of Trustees of The San Francisco Foundation, is a Chartered Accountant and has a Bachelor of Commerce degree from the University of Cape Town and an M.B.A. from the University of Chicago Booth School of Business. We believe Mr. Robertson is qualified to serve on the Board due to his extensive background with consumer Internet, mobile and technology companies, and his experience with building and scaling online marketplaces.
Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders
Tony Florence has served as a member of the Board since October 2010. Mr. Florence is a General Partner of New Enterprise Associates, or NEA, a venture capital firm, where he co-leads the firm’s consumer Internet investment practice and venture growth equity efforts. In addition to our Board, Mr. Florence also currently serves on the boards of several private companies. Prior to joining NEA in 2008, Mr. Florence spent 14 years at Morgan Stanley, most recently as a Managing Director and Head of Technology Banking in New York. Mr. Florence holds an M.B.A. and an A.B. in Economics from Dartmouth College. We believe Mr. Florence is qualified to serve on the Board due to his broad investment experience in the consumer Internet industry.
J. Sanford (Sandy) Miller has served as a member of the Board since August 2012. Since 2006, Mr. Miller has been a General Partner of Institutional Venture Partners, or IVP, a venture capital firm, where he focuses on later-stage venture and growth equity investments in technology, Internet and digital media companies. Mr. Miller has served on the boards of several publicly-held companies, including On Deck Capital, Inc., a financial technology company, from February 2013 to May 2016; Vonage, a provider of broadband phone services, from 2004 to May 2011; and FleetMatics, a provider of GPS tracking applications for commercial fleets, from November 2010 to August 2013. Prior to joining IVP in 2006, Mr. Miller was a Senior Partner with 3i, a venture capital firm, from 2001 to 2006. Earlier in his career, Mr. Miller was a technology investment banker, management consultant and corporate lawyer. Mr. Miller holds a B.A. from the University of Virginia and an M.B.A. and a J.D. from Stanford University. We believe Mr. Miller is qualified to serve on the Board due to his extensive governance experience having served on the boards of directors of many public and private companies, particularly in the technology, Internet and digital media industries.
Joanna Rees has served as a member of the Board since July 2016. Since 2016, Ms. Rees has been acting as a Managing Director of West Studios, LLC, a market creation company. Ms. Rees has served as a director of FICO, a provider of analytic, software and data management products and services, since February 2015, and she previously served as a director of Leapfrog Enterprises, Inc., a developer of educational entertainment for children, from March 2014 to November 2015. From 2012 to June 2016, Ms. Rees was a Managing Director of Soda Rock Partners, an investment and consulting firm, where she served as an investor, board member and senior advisor to several private companies. Ms. Rees also served as a Managing Director of Endeavor Catalyst from January 2014 to December 2015, leading the formation and capital raise of an impact investment fund as part of Endeavor Global. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. Ms. Rees spent her early career in advertising and brand management, including at Groupe Danone, a global consumer products firm, from October 1984 to May 1989. Ms. Rees holds a B.S. from Duke University and an M.B.A. from Columbia University. We believe Ms. Rees is qualified to serve on the Board due to her extensive background in both finance and marketing.
Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders
Chet Kapoor has served as a member of the Board since March 2016. Mr. Kapoor was appointed to the Board pursuant to an Agreement, dated as of March 11, 2016, among the Company, Tenzing Global Management LLC, Tenzing Global Investors LLC, Tenzing Global Investors Fund I LP and Chet Kapoor. For more information, see “Corporate Governance - Nomination and Standstill Agreement and Appointment of Chet Kapoor to the Board of Directors.” There is no other agreement or understanding between Mr. Kapoor and any other person pursuant to which he was appointed to the Board. Since 2011, Mr. Kapoor has been the Managing Partner, Co-Founder and Portfolio Manager of Tenzing Global, a San Francisco-based investment manager focused on value investments in the technology, media telecommunications and consumer sectors. Prior to founding Tenzing Global, Mr. Kapoor served as a Managing Partner and Head of Equities at Perry Capital, where he led a team of ten professionals to invest in technology, media, telecommunications, healthcare and consumer stocks. Mr. Kapoor was employed by Perry Capital from 2004 to 2010. Mr. Kapoor was an Associate at Blum Capital in San Francisco from 2000 to 2002, where he focused on value investing across several industries. He began his career as a Financial Analyst in investment banking with CS First Boston. Mr. Kapoor holds a B.S. in Mechanical Engineering and a B.A. in English from Rice University, as well as an M.B.A. from Stanford University. We believe Mr. Kapoor is qualified to serve on the Board due to his significant investment experience with consumer technology companies.
Laela Sturdy has served as a member of the Board since July 2016. Ms. Sturdy was appointed to the Board pursuant to an Investment Agreement, dated as of June 29, 2016, between the Company and CapitalG LP (formerly Google Capital 2016, L.P.). For more information, see “Corporate Governance - Investment Agreement and Appointment of Laela Sturdy to the Board of Directors.” There is no other agreement or understanding between Ms. Sturdy and any other person pursuant to which she was appointed to the Board. Ms. Sturdy has served as a Partner of CapitalG, the late-stage growth venture capital fund financed by Alphabet Inc., since October 2013. Previously, Ms. Sturdy held several roles at Google Inc., including Managing Director, Emerging Businesses, Sales and Business Operations from March 2010 to October 2013. Ms. Sturdy holds an A.B. from Harvard College, an M.S. from Trinity College Dublin, and an M.B.A. from Stanford University. We believe Ms. Sturdy is qualified to serve on the Board due to her significant investment experience with growth-stage technology companies, as well as her operational experience with scaling emerging product lines at Google.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 30, 2017, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred to Ernst & Young LLP during the years ended December 31, 2016 and December 26, 2015.

	Year Ended
	December 31, 2016	December 26, 2015
Audit Fees(1)	$1,111,860	$1,066,500
Audit‑Related Fees(2)	-	-
Tax Fees(3)	285,000	65,500
All Other Fees(4)	2,500	1,820
Total Fees	$1,399,360	$1,133,820

(1)
Audit fees consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit and assistance with, review of ,and consents for, documents filed with the SEC.

(2)	During the years ended December 31, 2016 and December 26, 2015, there were not audit-related fees.

(3)
Tax fees consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns, as well as certain tax advisory projects that occurred in fiscal 2016 but not in fiscal 2015.

(4)
Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of fees for access to Ernst & Young’s online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Board has adopted a written policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed above. The audit committee or audit committee chair may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on auditor independence of the SEC and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services performed since our policy on pre-approval of audit and non-audit services was adopted.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Care.com, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the audit committee is to assist the Board in its oversight of our financial reporting processes, our accounting policies and procedures, and our financial and accounting controls. The audit committee’s functions are more fully described in its charter, which is available on our website at investors.care.com.
Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm for 2016, was responsible for performing an independent audit of our 2016 consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The audit committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2016. In addition, the audit committee has met with Ernst & Young, with and without management present, to discuss the overall scope of Ernst & Young’s audit, the results of its audits and the overall quality of Care.com’s financial reporting.
The audit committee has also discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.” The audit committee also has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, including relevant considerations of non-audit services and fees, and has discussed with Ernst & Young its independence from us.
Based on the review and discussions referred to above, the audit committee recommended to the Board that the Company’s audited financial statements be included in Care.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The audit committee has engaged Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 30, 2017 and is seeking ratification of such selection by the stockholders.

Audit Committee I. Duncan Robertson (Chairman) Tony Florence J. Sanford Miller

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
The Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code is posted under the “Corporate Governance – Governance Documents” section of our website, investors.care.com. In addition, we intend to post on our website all disclosures that are required by law or the New York Stock Exchange, or NYSE, listing standards concerning any amendments to, or waivers from, any provision of the code.
Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, Board and committee composition and selection, director independence, Board meetings, Chief Executive Officer performance evaluation and succession planning for the Chief Executive Officer. A copy of our Corporate Governance Guidelines is available under the “Corporate Governance – Governance Documents” section of our website, investors.care.com.
Independence of the Board of Directors
The Board has determined that all of our directors, other than Ms. Marcelo and Ms. Rees, qualify as “independent” directors in accordance with the listing requirements of the NYSE and our directors' assessment. Ms. Marcelo is not considered independent because she is an employee of Care.com. The Board declined to find Ms. Rees to be independent due to her affiliation with West Studios, LLC, a consulting firm that we engaged beginning in November 2016, as further described in “Certain Relationships and Related Party Transactions – Professional Services Agreement with West Studios, LLC” below. The NYSE independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of such director’s family members has engaged in various types of business dealings with us. In addition, as required by NYSE rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Leadership Structure of the Board
The Board is currently chaired by Sheila Lirio Marcelo, our President and Chief Executive Officer. Currently, the Board believes that it is in the best interest of the Company and our stockholders for Ms. Marcelo to serve as both Chief Executive Officer and chairwoman given her role as a founder of the Company, her long history with the Company and her strategic vision. In December 2013, in connection with the Company's anticipated initial public offering, the Board established the position of lead independent director to provide independent leadership and oversight of management, as well as to act as a liaison between the non-management directors of the Board and the Chief Executive Officer and chairwoman. Brian Swette held the position of lead independent director from December 2013 until his resignation in April 2017. The Board has determined that this leadership structure is appropriate because it leverages both the strong leadership of Ms. Marcelo as Chief Executive Officer and chairwoman and the non-management leadership and oversight of a lead independent director. Therefore, the nominating and corporate governance committee is actively engaged to fill the vacancy for lead independent director. Mr. Florence will preside over any executive session of the Board until such time as a new lead independent director is appointed. Notwithstanding the foregoing, our amended and restated by-laws and Corporate Governance Guidelines provide the Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or utilize a lead director in accordance with its determination that one or the other structure would be in the best interests of our company. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Board Committees
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints and determines the compensation and retention of our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	establishes policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	prepares the audit committee report required by SEC rules to be included in our annual proxy statement; and

•	reviews and evaluates, at least annually, the audit committee charter and the committee’s performance.

The members of our audit committee are Messrs. Robertson, Florence and Miller, with Mr. Robertson serving as chairperson of the committee. The Board has determined that each of these members is an independent director under NYSE rules and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of these members meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. The Board has determined that Mr. Robertson is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite accounting or related financial management expertise as defined under the applicable NYSE rules and regulations. A current copy of the audit committee charter is available in the “Corporate Governance – Governance Documents” section of our website at investors.care.com.
Compensation Committee
The compensation committee’s responsibilities include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and determining (either alone or, if directed by the Board, in conjunction with a majority of the independent directors on the Board) our Chief Executive Officer’s compensation;

•	reviewing and setting or recommending to the Board the compensation of our executive officers other than our Chief Executive Officer;

•	reviewing and approving or recommending to the Board the issuance of stock options and other awards under our stock plans;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	appointing, compensating and overseeing the work of any compensation consultant or other advisor retained by the committee; and

•	reviewing and evaluating, at least annually, the compensation committee charter and the committee’s performance.

The compensation committee retained the services of an independent compensation consultant, Compensia, during 2016 to consult on matters relating to executive compensation and equity plan matters. Compensia did not provide additional services to the Company in an amount in excess of $120,000 during 2016. In addition, the compensation committee generally considers the recommendations of the Chief Executive Officer when making recommendations regarding the compensation of executive officers other than the Chief Executive Officer, as described below in the section titled “Executive and Director Compensation - Role of the Compensation Committee.”
The members of our compensation committee are Messrs. Florence and Kapoor, with Mr. Florence serving as chairperson of the committee. The Board has determined that each of these members is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board has also determined that Messrs. Florence and Kapoor are independent under the applicable rules and regulations of the NYSE relating to compensation committee member independence. A current copy of the compensation committee charter is available in the “Corporate Governance – Governance Documents” section of our website at investors.care.com.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and assessing, from time to time, the adequacy of our Corporate Governance Guidelines and recommending any proposed changes to the Board;

•	overseeing the annual evaluation of the Board; and

•	reviewing and evaluating, at least annually, the nominating and corporate governance committee charter and the committee’s performance.

The members of our nominating and corporate governance committee are Messrs. Miller and Florence and Ms. Sturdy, with Mr. Miller serving as the chairperson of the committee. Each of these members is an independent director under the applicable rules and regulations of the NYSE relating to nominating and corporate governance committee independence. A current copy of the nominating and corporate governance committee charter is available in the “Corporate Governance – Governance Documents” section of our website at investors.care.com.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
The Board met ten times during the last fiscal year. The audit committee met six times, the compensation committee met six times and the nominating and corporate governance committee met two times during the last fiscal year. During the last fiscal year, each incumbent board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend the Annual Meeting; however, attendance is not mandatory. One director attended the 2016 annual meeting of stockholders.
Director Nominations
The nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. To facilitate the search process, the nominating and corporate governance committee solicits current directors and executives of the Company for the names of potentially qualified candidates or asks directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The nominating and corporate governance committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the nominating and corporate governance committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the committee of candidates for election as director.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; finance experience; experience relevant to the Company’s industry; experience as a board or executive officer member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized business or career experience relevant to the success of the Company; and practical and mature business judgment, including the ability to make independent analytical inquiries. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Corporate Secretary, Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the Board, by following the procedures set forth in the advance notice provisions of our bylaws and within the timing guidelines above under the caption “When are stockholder proposals due for next year’s annual meeting of stockholders?”

Nomination and Standstill Agreement and Appointment of Chet Kapoor to the Board of Directors
On March 11, 2016, in connection with the election of Chet Kapoor to the Board, we entered into an agreement (the “Agreement”) with Tenzing Global Management LLC, Tenzing Global Investors LLC, Tenzing Global Investors Fund I LP and Mr. Kapoor (collectively, “Tenzing Global”), pursuant to which we agreed to recommend that the Board appoint Chet Kapoor as a Class III director and take the necessary actions to recommend that the stockholders of the Company vote for Mr. Kapoor for election as a director of the Company at the Annual Meeting.
Pursuant to the Agreement, Tenzing Global agreed that until the date which is 45 days prior to the deadline of the submission of stockholder nominations for our 2019 annual meeting of stockholders (the “Standstill Period”), Tenzing Global will not, among other things, (i) nominate any person for election as a director in furtherance of a contested solicitation, or otherwise bring any business or proposals before a stockholders’ meeting; (ii) acquire in excess of 15% of our then outstanding shares of our common stock or (iii) seek, propose, or make any proposal relating to a merger, acquisition or other type of business combination for the Company. Until the expiration of the Standstill Period, Tenzing Global will vote all of the shares of our common stock it beneficially owns (i) for the election of each of our director nominees and (ii) otherwise in accordance with the Board’s recommendation on any proposal not related to any business combination transaction involving the Company, its subsidiaries or its business. Tenzing Global has further agreed that, if at any time Tenzing Global beneficially owns, in the aggregate, less than 3.0% of our then outstanding shares of common stock, Mr. Kapoor will immediately offer to resign from the Board and all applicable committees thereof and will so resign if the Board accepts his resignation.
A more detailed summary and copy of the Agreement can be found in the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2016.
Investment Agreement and Appointment of Laela Sturdy to the Board of Directors
On June 29, 2016, we entered into an Investment Agreement (the "Investment Agreement") between the Company and CapitalG LP (formerly Google Capital 2016, L.P.), pursuant to which the Google Parties (as defined in the Investment Agreement), so long as they beneficially own at least 50% of the outstanding preferred stock, have the right to designate one individual to be nominated to stand for election to the Board. Accordingly, the Google Parties designated Ms. Sturdy, and she was subsequently nominated by the nominating and corporate governance committee and appointed by the Board as a Class III director in July 2016.
A more detailed summary and copy of the Investment Agreement can be found in the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2016.
Communications with the Board of Directors
Stockholders and all other interested parties who wish to communicate directly with the Board, the Chairman of the Board, the lead independent director, all non-management directors as a group, or an individual director should address such communications to: Board of Directors, c/o Corporate Secretary, Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451.
The Board will give appropriate attention to written communications that are submitted by stockholders or other interested parties and will respond if and as appropriate. The chairperson of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairperson of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Compensation Committee Interlocks and Insider Participation
During our last fiscal year, the members of our compensation committee were Tony Florence, Chet Kapoor and Brian Swette. No member of our compensation committee during our last fiscal year is or has been a current or former officer or employee of Care.com, Inc. or had any related person transaction involving Care.com, Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were and are a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Indemnification Agreements
Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers.
Executive Compensation and Employment Arrangements
For a description of the compensation arrangements we have with our executive officers and directors, please see “Executive and Director Compensation.”
Employment Arrangements With Immediate Family Members of Our Executive Officers
Ronald Marcelo, the husband of Sheila Lirio Marcelo, is employed by us. For the year ended December 31, 2016, we paid Mr. Marcelo total cash compensation of approximately $174,400. In March 2017, we paid Mr. Marcelo a cash bonus of $22,000 in recognition of 2016 performance, and we increased the annual base salary of Mr. Marcelo to $182,000, effective February 1, 2017. We granted Mr. Marcelo an equity award comprised of restricted stock units, or RSUs, and options to purchase our common stock, with an aggregate fair market value of $50,000, in March 2016 and an equity award comprised of RSUs and options to purchase our common stock, with an aggregate fair market value of $40,000, in March 2017. Each equity award vests as to 6.25% of the original number of underlying shares on a quarterly basis over a four-year period.
Investment Agreement with CapitalG LP
On June 29, 2016, we entered into an Investment Agreement with CapitalG LP, or CapitalG, relating to the issuance and sale to CapitalG of 46,350 shares of Convertible Preferred Stock, Series A, or preferred stock, for an aggregate purchase price of $46.35 million, or $1,000 per share. As a result of the sale of the preferred stock, CapitalG became a holder of greater than 5% of our common stock, on an as-converted basis.
In accordance with the terms of the Certificate of Designations for the preferred stock dated June 29, 2016, the preferred stock ranks senior to our common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The preferred stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. Holders of preferred stock are entitled to a cumulative dividend at a rate of 5.50% per annum during the period from the date of the issuance of the preferred stock, or the closing date, to the seventh anniversary of the closing date, payable semi-annually in arrears, as set forth in the Certificate of Designations for the preferred stock. Dividends are paid in additional Liquidation Preference (as defined in the Certificate of Designations) per share of preferred stock. The preferred stock is convertible at the option of the holders thereof at any time into shares of our common stock at an initial conversion price of $10.50 per share, which rate is subject to adjustment upon the occurrence of certain events. At any time after the seventh anniversary of the closing date, and if between the fifth anniversary and the seventh anniversary of the closing date, the consolidated closing price of our common stock equals or exceeds 150% of the then prevailing Conversion Price (as defined in the Certificate of Designations) for at least 20 trading days in any period of 30 consecutive trading days, including the last trading day of such 30-day period, then following such time, all or some of the preferred stock may be converted, at the election of the Company, into the relevant number of shares of our common stock. At the Company’s option, at any time after the seventh anniversary of the closing date, all of the preferred stock may be redeemed by the Company at the then current Liquidation Preference, plus accrued and unpaid dividends, after giving the holders of preferred stock the ability to convert their shares into common stock. At any point after the seventh anniversary of the closing date, each holder of the preferred stock may cause the Company to redeem all of such holder’s preferred stock at the then current Liquidation Preference, plus accrued and unpaid dividends.
Upon certain change of control events involving the Company, holders of preferred stock can elect to either (1) convert the preferred stock to common stock at the then current Conversion Price or (2) require the Company to redeem the preferred stock for 150% of the then current Liquidation Preference, plus accrued and unpaid dividends, provided that in the case of a change of control event in which our common stock is converted into or cancelled for cash or publicly traded securities, such conversion or redemption will be mandatory, with the selection deemed to be in favor of the alternative that would result in holders of preferred stock receiving the greatest consideration. Additionally, at any time when at least 50% of the shares of the preferred stock purchased pursuant to the Investment Agreement are outstanding, the Company cannot, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of preferred stock, (a) amend the Company’s certificate of incorporation in a manner that adversely affects the preferences or rights of the preferred stock; (b) authorize or issue capital stock unless it ranks equal to or junior to the preferred stock, or increase the authorized number of shares of preferred stock; or (c) reclassify or amend any existing security of the Company that is equal to or junior to the preferred stock to render such security senior to the preferred stock.
A more detailed description of the terms of the preferred stock, the Investment Agreement and the Certificate of Designations, including copies of the Investment Agreement and the Certificate of Designations, and the transactions contemplated thereby can be found in the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2016.
As a result of this transaction, Alphabet Inc., the ultimate parent of CapitalG LP, and all related affiliates of Alphabet Inc. are considered to be related parties. During fiscal 2016, we had recorded $1.6 million of revenue from arrangements with Alphabet Inc. and its affiliates as customers in our Care@Work program. During fiscal 2016, we incurred $14.5 million of selling and marketing expenses for internet based marketing services with Alphabet Inc. and its affiliates.
Repurchase of Common Stock from Matrix Partners VII, L.P. and Weston & Co. VII LLC
On June 27, 2016, we entered into a Stock Repurchase Agreement to repurchase 3,684,645 shares of common stock at a price of $8.25 per share, for an aggregate of $30.4 million, from Matrix Partners VII, L.P., which at the time held more than 5% of our common stock. The repurchase closed on June 29, 2016.
Professional Services Agreement with West Studios, LLC
Joanna Rees is a member of our Board and is acting as a Managing Director of West Studios, LLC ("West"). In November 2016, we entered into a professional services agreement with West, pursuant to which the Company has agreed to pay West $1.25 million in service fees over a nine-month period, subject to certain termination rights by either party. Since the beginning of the last fiscal year, we have paid West $650,000 under the professional services agreement. Ms. Rees has no pecuniary interest in the transaction.
Policies and Procedures for Related Party Transactions
We have adopted a written policy for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be, a participant, the amount involved exceeds $120,000 in any one fiscal year, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” had, has or will have a direct or indirect material interest.

The policy calls for such transaction, arrangement or relationship, which we refer to as a “related person transaction,” to be reviewed and, if deemed appropriate, approved by the audit committee of the Board. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the audit committee subject to ratification of the transaction by the audit committee at the committee’s next regularly scheduled meeting. If the transaction is not so ratified, the policy will require management to make all reasonable efforts to cancel or annul such transaction. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. In reviewing and approving any such transactions, the audit committee will be tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

EXECUTIVE OFFICERS
Our executive officers and their respective ages and positions as of the date of this Proxy Statement, as well as biographical information for each executive officer other than Ms. Marcelo, are as follows:

Name	Age	Position(s)
Sheila Lirio Marcelo	46	Founder, President, Chief Executive Officer and Director
Michael Echenberg	42	Executive Vice President and Chief Financial Officer
David Krupinski	50	Co-Founder and Chief Technology Officer
Diane Musi	49	General Counsel and Corporate Secretary

Michael Echenberg has served as our Chief Financial Officer since April 2015. Mr. Echenberg previously served as Chief Strategy Officer of Weight Watchers International Inc., a global provider of weight management services, from July 2013 to March 2015. For part of this period, he also served as Chief Financial Officer of the Weight Watchers Health Solutions business unit. Prior to that, Mr. Echenberg served in several management roles at Weight Watchers International, including Senior Vice President, Corporate Finance & Strategy from June 2011 to July 2013 and Senior Vice President, Finance for the North America business unit from January 2010 to June 2011. Mr. Echenberg holds an A.B. from Harvard University and an M.B.A. from Harvard Business School.
David Krupinski is our co-founder and has served as our Chief Technology Officer since February 2012. Mr. Krupinski previously served as our Senior Vice President of Product and Technology from February 2010 to January 2012, as our Vice President of Product and Technology from February 2008 to January 2010 and as our VP of Product from November 2006 to January 2008. Prior to co-founding Care.com, Mr. Krupinski held senior product management roles at Upromise, including Director of Product Management from 2003 to 2006. Prior to Upromise, Mr. Krupinski held senior management positions at several start-up companies, including Direct Hit (acquired by Ask Jeeves) and Stylus Innovation (acquired by Artisoft). Mr. Krupinski began his career as a Software Engineer at Thomson Financial in 1988. He holds a B.A. and an M.S. from Boston College and received an M.B.A. for Executives from INSEAD in Fontainebleau, France.
Diane Musi has served as our General Counsel and Corporate Secretary since June 2011. From 2000 to June 2011, Ms. Musi served in a number of roles at Upromise, including General Counsel from February 2007 to June 2011. At Upromise, Ms. Musi’s responsibilities included advising the company on matters related to legal and regulatory analysis and strategy, mergers and acquisitions, financings, dispute resolution and the negotiation of business critical agreements. Ms. Musi was also responsible for managing the company’s in-house and outside legal counsel. Before Upromise, Ms. Musi was a corporate associate at Goodwin Procter LLP. Ms. Musi is a member of the Massachusetts Bar and holds an A.B. in Government from Dartmouth College and a J.D. from the University of Virginia School of Law.
See above under “Proposal No. 1 Election of Directors—Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders” for biographical information of Ms. Marcelo.

EXECUTIVE AND DIRECTOR COMPENSATION
Overview
The compensation earned by our “named executive officers” for 2016 is set forth in detail in the 2016 Summary Compensation Table and other tables and the accompanying footnotes and narrative in this section. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Our named executive officers for 2016 were:

•	Sheila Lirio Marcelo, Founder, President and Chief Executive Officer;

•	Michael Echenberg, Executive Vice President and Chief Financial Officer; and

•	Diane Musi, General Counsel and Corporate Secretary

2016 Summary Compensation Table
The following table presents summary information regarding the total compensation earned by our named executive officers for fiscal year 2015 and fiscal year 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Sheila Lirio Marcelo	2016	397,577		1,157,988	749,998	255,750	500	2,561,813
Founder, President and Chief Executive Officer	2015	368,385		3,500,222		241,000	500	4,110,107
Michael Echenberg	2016	370,112		385,974	249,990	175,000	500	1,181,576
Executive Vice President and Chief Financial Officer	2015	247,846	99,000	850,108		21,000		1,217,954
Diane Musi	2016	276,365		333,947	299,999	125,000	500	1,035,811
General Counsel and Corporate Secretary
(1) Amounts represent the grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. The assumptions used by us with respect to the valuation of these equity awards are set forth in Note 7 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 9, 2017. Each of Ms. Marcelo, Mr. Echenberg and Ms. Musi received a restricted stock unit award subject to time-based vesting and a restricted stock unit award that vests subject to the attainment of certain performance conditions for which the value at the grant date included above is based upon the probable outcome of such conditions at the time of grant. Assuming the highest level of performance conditions was attained with respect to the 2016 performance-based awards, the maximum potential values of these awards, based on the closing price of our stock on the date of grant, were $1,199,970, $399,990 and $99,964 for Ms. Marcelo, Mr. Echenberg and Ms. Musi, respectively. In March 2017, we determined that we had achieved against the performance conditions sufficient for Ms. Marcelo, Mr. Echenberg and Ms. Musi to receive 14.6% of the maximum performance-based restricted stock unit awards, and as a result, such percentage of restricted stock units began vesting on March 9, 2017. Refer to “Executive Compensation Components - Equity Compensation” below for additional information.

(2)
Amounts represent the grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used by us with respect to the valuation of these equity awards are set forth in Note 7 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 9, 2017.

(3) Amounts represent awards earned under our cash incentive bonus program. For additional information, see “Executive Compensation Components-Cash Bonuses” below.
(4) Amounts represent company matching contributions to 401(k) plan accounts.

Role of the Compensation Committee
During 2016, the compensation committee of the Board reviewed executive compensation, including our cash and equity-based compensation programs, and recommended adjustments to the Board for approval. The Board approved 2016 executive compensation arrangements based on the compensation committee’s recommendations and the collective judgment of the Board’s members. In making 2016 compensation recommendations for executive officers, the compensation committee considered the recommendations of Compensia, our Director of Compensation, and our Chief Executive Officer, except with respect to her own compensation.
Executive Compensation Components
Base Salary
Base salaries provide our executive officers with a fixed amount of consistent compensation and, in conjunction with equity-based and cash incentive awards, are a significant motivating factor in attracting and retaining our executive officers. We have designed base salaries to be competitive while also seeking to manage our cash resources. At the time an executive officer is first hired, an initial base salary is generally established through individual negotiations between us and the executive officer, taking into account subjective judgments of the Board as to the executive officer’s qualifications, experience, job duties and responsibilities as well as internal pay equity considerations and, in some instances, the executive officer’s prior salary.
For 2016, the compensation committee reviewed the base salaries of Ms. Marcelo, Mr. Echenberg and Ms. Musi and recommended adjustments it determined were appropriate to the Board for approval. The compensation committee’s recommendations were based on merit, peer group analysis, market considerations and other factors the committee determined to be important. The Board approved adjustments to our executive compensation arrangements based on the compensation committee’s recommendations and the collective business judgment of the Board’s members. Adjustments to base salary became effective in the first quarter of the year following completion of our annual review process, which included a comprehensive self-performance review as well as a manager performance review.
Based on the annual review completed in early 2016, Ms. Marcelo’s annual base salary was increased from $370,000 to $400,000, Mr. Echenberg's annual base salary was increased from $360,000 to $370,000 and Ms. Musi's annual base salary was increased from $235,000 to $280,000, in each case effective as of February 1, 2016.
Effective February 1, 2017, the base salaries for our named executive officers were further increased as follows: Ms. Marcelo’s annual base salary was increased from $400,000 to $450,000, Mr. Echenberg’s annual base salary was increased from $371,000 to $385,000 and Ms. Musi's annual base salary was increased from $280,000 to $300,000. Ms. Marcelo's salary increase was based in part on a review of chief executive officer salaries at peer technology companies and the Company's philosophy of approximating market median base salary compensation for its employees, including the Chief Executive Officer.
Cash Bonuses
We maintain an annual performance-based cash bonus program for executives, including our named executive officers, to reward performance in achieving corporate goals. For 2016, the Board was ultimately responsible for approving and administering the bonus program. The compensation committee recommended to the Board for approval, and the Board subsequently approved, the target bonus amounts for Ms. Marcelo, Mr. Echenberg and Ms. Musi that would be payable based upon our achievement of pre-established revenue and adjusted EBITDA goals (weighted 50% and 50%, respectively). The 2016 target bonuses (expressed as a percentage of base salary) were 75% for Ms. Marcelo, 55% for Mr. Echenberg and 50% for Ms. Musi. Adjusted EBITDA for purposes of the bonus program is calculated as earnings (loss) from continuing operations, which excludes the accretion of preferred stock dividends and issuance costs, plus: federal, state and franchise taxes, other expense, net, depreciation and amortization, stock-based compensation, accretion of contingent consideration, merger and acquisition related costs, and other unusual or non-cash significant adjustments, such as impairment and restructuring charges.
For each performance metric, the Board established a stretch level at which 100% of the portion of the bonus tied to the metric would be paid and levels at which 70% and 90% of the portion of the bonus tied to the metric would be paid. To reach the 70% payment level, the Company had to achieve approximately 95% of stretch for the revenue goal and 50% of stretch for the adjusted EBITDA goal. No bonus was payable for a metric if performance for the metric was below the 70% payment level. To reach the 90% payment level, the Company had to achieve 97.5% of stretch for the revenue goal and 75% of stretch for the adjusted EBITDA goal. Payout percentages were linearly interpolated for performance between the specified payment levels.
In March 2017, the Board reviewed our performance and determined that we achieved revenue and adjusted EBITDA performance levels sufficient for Ms. Marcelo, Mr. Echenberg and Ms. Musi to receive bonuses at approximately 86% of their target bonus amounts. The amounts the Board actually determined to pay our named executive officers under the 2016 bonus program as a result of corporate performance goal attainment are set forth in our 2016 Summary Compensation Table.
Equity Compensation
Since our inception, equity-based compensation in the form of stock options or RSUs has been an integral component of our executive compensation program. Vesting of equity awards is generally based on continued employment with us, typically over four years, thereby encouraging the retention of our executive officers. The Board may from time to time grant equity awards with other vesting requirements. Since 2015, the Board has also granted equity awards that become eligible for vesting subject to the achievement of certain corporate performance metrics. All equity awards held by our named executive officers are subject to accelerated vesting in connection with an acquisition of our company or certain terminations of employment, as described in the section titled “Potential Payments upon Termination or Change of Control” below.
In March 2016, we awarded Ms. Marcelo, Mr. Echenberg and Ms. Musi time-based RSUs with respect to 111,940, 37,310 and 44,770 shares of our common stock, respectively, and options to purchase 279,850, 93,280 and 111,940 shares of our common stock, respectively. These awards vest as to 6.25% of the underlying shares at the end of each successive three-month period following March 9, 2016.
In 2016, we also awarded each named executive officer performance-based RSUs that would be earned and become eligible to vest based on our achievement of pre-established 2016 revenue and adjusted EBITDA goals (weighted 50% and 50%, respectively). Adjusted EBITDA for this purpose is calculated in the same manner as described above for our annual performance-based bonus program. To the extent any RSUs were earned, they would become “Eligible RSUs” that vest subject to continued service as to 25% of the RSUs on March 9, 2017 and as to 6.25% at the end of each successive three-month period following March 9, 2017.
For each performance metric, the Board established a stretch level at which all of the awarded RSUs would become Eligible RSUs, and levels at which 25%, 50% and 75% of the RSUs tied to each performance metric would become Eligible RSUs. To have 25% of the awarded RSUs become Eligible RSUs, the Company had to achieve approximately 95% of stretch for the revenue goal and 70% of stretch for the adjusted EBITDA goal. No awarded RSUs were earned for a metric if performance for the metric was below the 25% level. To have 50% of the awarded RSUs become Eligible RSUs, the Company had to achieve approximately 97.5% of stretch for the revenue goal and 85% of stretch for the adjusted EBITDA goal. To have 75% of the awarded RSUs become Eligible RSUs, the Company had to achieve 98% of stretch for the revenue goal and 98% of stretch for the adjusted EBITDA goal. Payout percentages were linearly interpolated for performance between the specified levels of Eligible RSUs.
The maximum number of performance-based RSUs that could become Eligible RSUs for each named executive officer for 2016 was:

Name	Maximum Number of RSUs
Sheila Lirio Marcelo	179,100
Michael Echenberg	59,700
Diane Musi	14,920

In March 2017, the Board reviewed our performance and determined that we achieved performance levels resulting in 0% of the RSUs tied to the revenue goal becoming Eligible RSUs and approximately 29.2% of the RSUs tied to the adjusted EBITDA goal (or 14.6% of the maximum number of RSUs set forth above) becoming Eligible RSUs. The Eligible RSUs began to vest on March 9, 2017.
Our Board considered the recommendations of our compensation committee and, except with respect to her own awards, our Chief Executive Officer when determining the size of individual 2016 RSU awards. In recommending 2016 RSU awards to the Board, the compensation committee and our Chief Executive Officer considered, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive’s position, the size and value of existing equity awards and the committee’s subjective evaluation of individual performance and prior contributions to the Company.
401(k) Plan
We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. Eligible employees may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as full-time U.S. employees generally. For 2016, we matched 50% of contributions made by participants in the 401(k) plan, up to $500 per participant.
Other Employee Benefits and Perquisites
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. In 2016, our named executive officers did not receive any perquisites or personal benefits that were not available to all of our U.S. full-time employees generally.
Outstanding Equity Awards at 2016 Fiscal Year End
The following table provides information about outstanding stock options and RSUs held by each of our named executive officers at December 31, 2016.

	Option Awards					Stock Awards
Name	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sheila Lirio Marcelo	10/31/2010(1)	600,000	-	2.68	12/8/2020	-	-
	(2)	75,000	-	2.68	12/8/2020	-	-
	2/1/2013(1)	440,625	29,375	6.02	2/28/2023	-	-
	3/5/2014(1)	77,343	30,402	21.03	3/4/2024	-	-
	3/9/2015(1)	-	-	-	-	144,619	1,239,385
	3/9/2015(3)	-	-	-	-	54,225	464,708
	3/9/2016(1)	52,470	227,380	6.70	3/10/2026	-	-
	3/9/2016(1)	-	-	-	-	90,952	779,459
	3/9/2016(4)	-	-	-	-	26,118	223,831
Michael Echenberg	4/29/2015(5)	-	-	-	-	78,250	670,603
	3/9/2016(1)	17,490	75,790	6.70	3/10/2026	-	-
	3/9/2016(1)	-	-	-	-	30,315	259,800
	3/9/2016(4)	-	-	-	-	8,706	74,610
Diane Musi	6/6/2011(3)	71,500	-	3.70	10/26/2021	-	-
	2/1/2013(1)	18,750	1,250	6.02	2/28/2023	-	-
	3/5/2014(1)	13,750	6,250	21.03	3/4/2024	-	-
	3/9/2015(1)	-	-	-	-	21,713	186,080
	3/9/2016(1)	20,988	90,952	6.70	46,091	-	-
	3/9/2016(1)	-	-	-	-	36,376	311,742
	3/9/2016(4)	-	-	-	-	2,175	18,640

(1)	The option or RSU vests as to 6.25% of the underlying shares at the end of each successive three-month period following the vesting start date.

(2)
The original option was eligible to vest in four equal annual installments on January 31, 2012, 2013, 2014 and 2015, based upon whether we fully achieve the corporate performance goals established by the Board or compensation committee for the 2011, 2012, 2013 and 2014 performance years. In March 2014, the Board determined it was appropriate to amend the option to provide that the 25% portion of the award that was eligible to vest based on 2013 performance would be eligible to vest as to 12.5% of such portion in quarterly installments over the 24 month period following March 5, 2014, subject to Ms. Marcelo’s continued employment through each applicable vesting date.

(3)
The option or RSU vests as to 25% of underlying shares on the first anniversary of the vesting start date and as to an additional 6.25% of the underlying shares at the end of each successive three-month period thereafter.

(4)
Represents the earned portion of the RSUs granted in 2016 that were eligible to vest based on our achievement of pre-established 2016 revenue and adjusted EBITDA targets. The relevant performance conditions were partially satisfied for 2016, resulting in 14.6% of the shares underlying the performance-based RSUs becoming eligible to vest as to 25% of such shares on March 9, 2017 and as to 6.25% of such shares at the end of each successive three-month period following March 9, 2017.

(5)	The RSU vests as to 25% of underlying shares on June 9, 2016 and as to an additional 6.25% of the underlying shares at the end of each successive three-month period thereafter.
Potential Payments upon Termination or Change of Control
We have entered into letter agreements with Ms. Marcelo, dated November 15, 2006 and December 9, 2010 that provide benefits in the event of certain terminations of employment. Under the terms of the letter agreements with Ms. Marcelo, if we terminate Ms. Marcelo’s employment without cause or Ms. Marcelo’s employment terminates due to her death, disability or resignation for good reason, she (or her estate or other designee in the event of her death) will be entitled to receive an amount equal to 50% of her annual base salary as in effect at the time of her termination and six months of continued coverage under our medical and dental plans on the same terms that were in effect at the time of her termination (including coverage for her spouse and dependents to the extent covered at the time of her termination).
Except as described below with respect to equity awards, none of our named executive officers other than Ms. Marcelo are entitled to receive severance benefits or payments upon a termination of employment.
All equity awards held by our named executive officers vest, and become exercisable in the case of options, as to an amount equal to 25% of the original number of underlying shares (or in the case of performance-based RSUs, 25% of the original number of shares underlying the Eligible RSUs) immediately prior to an acquisition of our company. In addition, if a named executive officer is terminated without cause or resigns for good reason following an acquisition of our company, all of the named executive officer’s outstanding equity awards will immediately vest, and in the case of options, become exercisable in full.
For purposes of the foregoing: “cause” means (i) a failure to perform reasonably assigned duties which remains uncured for 10 days following written notice, (ii) engaging in dishonesty, gross negligence or misconduct that is injurious to the company or (iii) conviction of a felony or crime involving moral turpitude; and “good reason” means a material adverse change in responsibilities, duties or compensation without consent or the relocation of an individual’s place of work such that the distance from the individual’s residence to place of work increases by more than 30 miles.
Confidentiality, Non-Competition and Non-Solicitation Agreements
Our named executive officers have each entered into agreements containing confidentiality, non-compete and non-solicit covenants. Under the terms of these agreements, our named executive officers have agreed to refrain from disclosing our proprietary information in perpetuity and from competing with us or soliciting our clients, customers or employees for a period of 12 months following termination of their employment.
2016 Director Compensation
The following table presents certain information concerning the compensation of our non-employee directors for fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Total ($)
Tony Florence	-	-	-	-
Chet Kapoor	-	-	-	-
Laura Lang(1)	16,442	-	-	16,442
J. Sanford Miller	-	-	-	-
Joanna Rees(2)	15,865(4)	23,554	15,458	54,877
I. Duncan Robertson	55,000(4)	74,973	74,986	204,959
Laela Sturdy	-	-	-	-
Brian Swette(3)	75,000(4)	74,973	74,986	224,959
(1) Ms. Lang resigned from our board effective June 13, 2016.
(2) Ms. Rees joined our board effective July 13, 2016.
(3) Mr. Swette resigned from our board effective April 5, 2017.

(4)
Ms. Rees and Messrs. Robertson and Swette elected to receive vested shares of common stock in lieu of their cash retainer fees, calculated by dividing the amount of the cash retainer by the closing price of our common stock on the dates on which the cash retainer would have otherwise been paid. As a result, Ms. Rees and Messrs. Robertson and Swette were issued 1,701 shares, 6,836 shares and 9,322 shares, respectively.

(5) Amounts represent the grant date fair value of equity awards granted during 2016, calculated in accordance with FASB ASC 718. The assumptions used by us with respect to the valuation of these equity awards are set forth in Note 7 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 9, 2017.
We do not currently maintain a formal director compensation program. For 2016, the Board approved the payment of cash retainers to the non-employee members of the Board who are not affiliated with our significant stockholders, or our non-affiliated directors, as follows: $35,000 to Ms. Lang; $35,000 to Ms. Rees; $55,000 to Mr. Robertson, which includes $20,000 for his service as audit committee chair; and $75,000 to Mr. Swette, which includes $30,000 for his service as lead independent director and $10,000 for his service as a member of the compensation committee. The cash retainers were accrued quarterly in arrears and pro-rated in the case of Ms. Lang and Ms. Rees to reflect their partial years of service in 2016. The annual retainers may be paid in vested common stock or cash, at the director’s election. In 2016, Ms. Rees and Messrs. Robertson and Swette elected to receive shares of common stock in lieu of their cash retainers and were issued 1,701 shares, 6,836 shares and 9,322 shares, respectively. For 2016, the Board also approved the grant of RSUs and options to each of our non-affiliated directors other than Ms. Lang. Ms. Rees, Mr. Robertson and Mr. Swette received 2,034 RSUs, 11,190 RSUs and 11,190 RSUs, respectively, as well as options to purchase 5,768 shares, 27,980 shares and 27,980 shares, respectively, as compensation for service as directors, including in the case of Mr. Robertson, as audit committee chair and, in the case of Mr. Swette, as our lead independent director. The RSUs and options granted to Ms. Rees, Mr. Robertson and Mr. Swette vest as to 25% of the underlying shares on March 9, 2017 and in equal quarterly installments over the three years thereafter.
Employee directors do not receive additional compensation for their service as directors.
The table below shows the aggregate number of option awards (exercisable and unexercisable) and RSUs held as of December 31, 2016 by each non-employee director.

Name	Options Outstanding at Year End	RSUs Outstanding at Year End
Tony Florence	-	-
Chet Kapoor	-	-
Laura Lang(1)	-	-
J. Sanford Miller	-	-
Joanna Rees	5,768	2,034
I. Duncan Robertson	60,106	14,790
Laela Sturdy	-	-
Brian Swette(2)	151,194	22,047

(1) Ms. Lang resigned from our board effective June 13, 2016.
(2) Mr. Swette resigned from our board effective April 5, 2017.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2016 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans(4)
Equity compensation plans approved by security holders(1)	6,091,380	$6.64	2,452,475
Equity compensation plans not approved by security holders	-	-	-
Total	6,091,380	$6.64	2,452,475

(1)	Consists of our 2006 Stock Incentive Plan and our 2014 Incentive Award Plan.

(2)
Consists of 4,311,880 shares of our common stock issuable upon the exercise of outstanding options awarded under our 2006 Stock Incentive Plan and our 2014 Incentive Award Plan, 1,311,640 shares of our common stock issuable upon the vesting of restricted stock units subject to time-based vesting issued under our 2014 Incentive Award Plan and 467,860 shares of our common stock issuable upon the vesting of restricted stock units subject to the attainment of certain performance conditions issued under our 2014 Incentive Award Plan. In March 2017, we determined that we had achieved against the performance conditions sufficient for 14.6% of the performance-based restricted stock units to become eligible to vest over time, with the remainder being forfeited.

(3)	Does not include restricted stock units, which have no exercise price.

(4)
As of December 31, 2016, there were no securities available for future issuance under the 2006 Stock Incentive Plan. Pursuant to the terms of our 2014 Incentive Award Plan, the number of shares of common stock available for issuance under the 2014 Incentive Award Plan automatically increases on January 1 of each calendar year, beginning in 2015 and ending in 2019, by an amount equal to the lesser of: (a) 4% of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 3, 2017 by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and percentage ownership is based on 29,383,277 shares of common stock outstanding as of April 3, 2017. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock issuable to such person upon conversion of preferred stock, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units, in each case within 60 days after April 3, 2017, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
5% Stockholders
CapitalG LP(1)	4,638,188	13.6%
Entities affiliated with New Enterprise Associates 13, LP(2)	3,260,989	11.1%
Institutional Venture Partners XIII, L.P.(3)	2,492,080	8.5%
Entities affiliated with Tenzing Global Management LLC(4)	2,450,000	8.3%
Entities affiliated with United States Automobile Association(5)	2,248,214	7.7%
William D. Breedlove, Jr.(6)	1,739,055	5.9%

Named Executive Officers and Directors
Sheila Lirio Marcelo(7)	2,558,364	8.3%
Michael Echenberg(8)	37,933	*
Diane Musi(9)	194,934	*
Tony Florence	-	-
Chet Kapoor(10)	2,450,000	8.3%
J. Sanford Miller(11)	2,492,080	8.5%
Joanna Rees(12)	3,652	*
I. Duncan Robertson(13)	39,190	*
Laela Sturdy(14)	4,638,188	13.6%

All executive officers and directors as a group (ten persons)(15)	12,844,815	35.9%
* Less than 1%

(1)
Consists of 46,350 shares of Convertible Preferred Stock, Series A, or preferred stock, held directly by CapitalG LP and convertible into our common stock, subject to certain conditions and adjustments. CapitalG GP LLC, the general partner of CapitalG LP, Alphabet Holdings LLC, the managing member of CapitalG GP LLC, Google Inc., the sole member of Alphabet Holdings LLC, and Alphabet Inc., the sole stockholder of Google Inc., may each be deemed to have sole voting and dispositive power with respect to these shares. Laela Sturdy is a partner of CapitalG LP. The address for CapitalG LP is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(2)
Consists of (a) 3,256,013 shares held by New Enterprise Associates 13, L.P., or NEA 13, and (b) 4,976 shares held by NEA Ventures 2010, L.P., or NEA Ventures 2010. The shares of our common stock held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, its sole general partner, NEA 13 GP, LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual directors of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Patrick J. Kerins, David M. Mott, Scott D. Sandell and Ravi Viswanathan, which we refer to collectively as the NEA 13 Directors. The shares held by NEA Ventures 2010 are indirectly held by Karen P. Welsh, the general partner of NEA Ventures 2010. NEA Partners 13, NEA 13 LTD and the NEA 13 Directors share voting and dispositive power with regard to the shares held by NEA 13. Karen P. Welsh has voting and dispositive power with regard to the shares held by NEA Ventures 2010. The address of NEA 13 and NEA Ventures 2010 is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(3)
Institutional Venture Management XIII LLC, or IVM XIII, is the General Partner of Institutional Venture Partners XIII, L.P., or IVP XIII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps, as Managing Directors of IVM XIII, may be deemed to have shared voting and dispositive power with respect to the shares held by IVP XIII. The address for IVP XIII is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(4)
Consists of (a) 1,757,790 shares held by Tenzing Global Investors Fund I LP, or Fund I, and (b) 692,210 shares held in discretionary accounts, or the Parallel Account, managed by Tenzing Global Management LLC, or Tenzing Global Management. Tenzing Global Management acts as the investment advisor of Fund I. Chet Kapoor is the managing partner of Tenzing Global Management and Tenzing Global Investors LLC, or Tenzing Global Investors, which is the general partner of Fund I. Tenzing Global Investors may be deemed to have shared voting and dispositive power with respect to the shares held by Fund I. Tenzing Global Management and Mr. Kapoor may be deemed to share voting and dispositive power with respect to the shares held by Fund I and the Parallel Account. For voting arrangements among the Company, Tenzing Global Management LLC, Tenzing Global Investors LLC, Tenzing Global Investors Fund I LP and Chet Kapoor, see “Corporate Governance - Nomination and Standstill Agreement and Appointment of Chet Kapoor to the Board of Directors.” The address for Tenzing Global Management is 388 Market Street, Suite 860, San Francisco, CA 94111.

(5)
Consists of (a) 1,114,107 shares held by United States Automobile Association, or USAA, and (b) 1,134,107 shares held by USAA Casualty Insurance Company. USAA Casualty Insurance Company is a wholly owned subsidiary of USAA. The address for USAA and USAA Casualty Insurance Company is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(6)
Consists of (a) 599,138 shares held by a trust for which Mr. Breedlove is trustee, (b) 599,138 shares held by a trust of which Mr. Breedlove and his spouse are co-trustees and (c) 540,779 shares held jointly by Mr. Breedlove and his spouse. The address for Mr. Breedlove is 4104 Shimmering Cove, Austin, Texas 78731.

(7)
Consists of (a) 930,963 shares held directly by Ms. Marcelo, (b) 306,082 shares held by The Sheila L. Marcelo 2012 Five-Year Grantor Retained Annuity Trust, of which Ms. Marcelo is the trustee, (c) 4,655 shares held directly by Ms. Marcelo’s spouse, (d) 1,299,334 shares issuable to Ms. Marcelo upon exercise of stock options exercisable within 60 days after April 3, 2017 and (e) 17,330 shares issuable to Ms. Marcelo's spouse upon exercise of stock options exercisable within 60 days after April 3, 2017.

(8)	Consists of 14,613 shares held directly by Mr. Echenberg and 23,320 shares issuable upon exercise of stock options exercisable within 60 days after April 3, 2017.

(9)	Consists of 60,450 shares held directly by Ms. Musi and 134,484 shares issuable to Ms. Musi upon exercise of stock options exercisable within 60 days after April 3, 2017.

(10)	Consists of shares described in Note 4 above. The shares held by Fund I and the Parallel Account are maintained in a brokerage margin account and as such have been pledged as security for the account.

(11)	Consists of shares described in Note 3 above.

(12)	Consists of 2,210 shares held directly by Ms. Rees and 1,442 shares issuable to Ms. Rees upon exercise of stock options exercisable within 60 days after April 3, 2017.

(13)	Consists of 12,117 shares held directly by Mr. Robertson and 27,073 shares issuable to Mr. Robertson upon exercise of stock options exercisable within 60 days after April 3, 2017.

(14)	Consists of shares described in Note 1 above.

(15)
See footnotes 1 through 14 above. Includes 182,654 shares held directly by an executive officer not listed in the table above and 247,820 shares issuable upon the exercise of stock options exercisable within 60 days after April 3, 2017 that are beneficially owned by such executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. All Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the year ended December 31, 2016, except that due to an administrative oversight one late Form 4 for each of Messrs. Robertson and Swette was filed on July 28, 2016 reporting the March 25, 2016 accrual of common stock in lieu of their first quarter board retainer fees.

ADDITIONAL INFORMATION
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are Care.com stockholders may be “householding” our proxy materials. A single Internet Notice or proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Internet Notice or proxy materials, you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451 or (3) contact our Investor Relations department by telephone at (781) 795-7244 or via email at investors@care.com. Stockholders who currently receive multiple copies of the Internet Notice or proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Annual Reports
The 2016 Annual Report to Stockholders is being mailed with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Requests for copies of our 2016 Annual Report to Stockholders may also be directed to the Corporate Secretary, Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Care.com stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, Care.com, Inc., 77 Fourth Avenue, 5th Floor, Waltham, Massachusetts 02451.

By Order of the Board of Directors

Diane M. Musi General Counsel and Corporate Secretary
April 12, 2017

ANNUAL MEETING OF STOCKHOLDERS OF

CARE.COM, INC.

May 24, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18681/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000001000 9 052417

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Sheila Lirio Marcelo Class I director
○ I. Duncan Robertson Class I director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 30, 2017	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all Director nominees in Proposal 1 and FOR Proposal 2.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CARE.COM, INC.

Proxy for Annual Meeting of Stockholders on May 24, 2017
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sheila Marcelo and Diane Musi, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Care.com, Inc., to be held on May 24, 2017 at 10:00 am at 77 Fourth Avenue, Lower Level conference room, Waltham, MA 02451, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1

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